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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           LASER VISION CENTERS, INC.


     LASER VISION CENTERS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: That each member of the Board of Directors of Laser Vision Centers, Inc. (the "Corporation") has given written consent to the adoption of a resolution setting forth proposed amendments to the Certificate of Incorporation of the Corporation and declaring said amendment advisable and calling for the presentation of said proposed amendment to the voting stockholders of the Corporation for consideration thereof and written consent thereto. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the Board of Directors of the Corporation deems advisable and proposes that the Certificate of Incorporation of the Corporation be and is hereby amended by amending Article 4 thereof to read in its entirety as follows:

      4. The total number of shares of stock which the Corporation shall have authority to issue is 51,000,000 shares consisting of 1,000,000 shares of Preferred Stock, having a par value of $.01 per share ("Preferred Stock"), and 50,000,000 shares of Common Stock, having a par value of $.01 per share ("Common Stock").

           The Preferred Stock may consist of one or more series. The Board of Directors may, from time to time, establish and designate the different series and the variations in the relative rights and preferences as between the different series, but in all other respects, if any, all shares of the Preferred Stock shall be identical. In the event that at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock until designated by the Board of Directors as being a part of a series previously established or a new series then being established by the Board of Directors.

           Subject to the provisions hereof, the Board of Directors is authorized to establish one or more series of Preferred Stock and, to the extent now or hereafter permitted by the laws of the State of Delaware, to fix and determine the preferences, voting powers, qualifications and
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special or relative rights or privileges of each series including, but not limited to:

     (a) the number of shares to constitute such series and the distinctive designation thereof;

     (b) the dividend rate and preferences, if any, on the shares of such series and the special and relative rights of such shares of such series as to dividends;

     (c) whether or not the shares of such series shall be redeemable, and, if redeemable, the price, terms and manner of redemption;

     (d) the preferences, if any, and the special and relative rights of the shares of such series upon liquidation of the Corporation;

     (e) whether or not the shares of such series shall be convertible into shares of any other class or of any other series of the same or any other class of stock of the Corporation and, if so, the conversion price or ratio and other conversion rights;

     (f) the conditions under which the shares of such series shall have separate or special voting rights or no voting rights; and

     (g) such other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series to the full extent now and hereafter permitted by the laws of the State of Delaware.

Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time authorize the issuance of additional shares of the same series (as long as the aggregate number of shares of all series does not exceed the number of authorized shares of Preferred Stock hereunder).

     Dividends. Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available for the payment of dividends, cash dividends at the rates fixed by the Board of Directors for the respective series, payable on such dates in each year as the Board of Directors shall fix for the respective series as provided above (hereinafter referred to as "dividend dates"). Dividends on shares of

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any cumulative series of Preferred Stock shall accumulate from and after the day on which such shares are issued.

Until all accrued dividends on each series of Preferred Stock shall have been paid through the last preceding dividend date of each such series, no dividend or distribution shall be made to holders of Common Stock other than a dividend payable in Common Stock of the Corporation. Subject to the foregoing, dividends payable in cash, stock, or otherwise as may be determined by the Board of Directors may be declared and paid on the Common Stock out of the remaining funds of the Corporation legally available for the payment of dividends. Nothing herein contained shall be deemed to limit the right of the Corporation to purchase or otherwise acquire at any time any shares of its capital stock.

For purposes of this Article Fourth, the amount of dividends "accrued" on any dividend date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend date, whether or not earned or declared. The amount of dividends "accrued" on any noncumulative series of Preferred Stock shall mean only those dividends declared by the Board of Directors, unless otherwise specified for such series by the Board of Directors pursuant to the provisions hereof.

     Liquidation. Upon the voluntary or involuntary liquidation of the Corporation, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of the Common Stock, the holders of Preferred Stock shall be entitled to a payment of the amount of the preference payable upon such liquidation of the Corporation fixed by the Board of Directors for the respective series. If upon any such liquidation, such payment shall have been made in full to the holders of Preferred Stock, the remaining assets of the Corporation, or the proceeds thereof, shall be distributed among the holders of the Common Stock ratably in accordance with their respective holdings. If upon any such liquidation, the assets of the Corporation shall be insufficient to pay in full to the holders of the Preferred Stock the preferential amount as aforesaid, then such assets, or the proceeds thereof, shall be distributed among the holders of each series of Preferred Stock ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. The voluntary sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Corporation, the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it,

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shall not be deemed to be a liquidation of the Corporation for the purpose hereof.

     Voting Rights. The Common Stock shall have exclusive power, except as required by law and except to the extent the Board of Directors shall, at the time any series of Preferred Stock is established, determine that the shares of such series shall vote (i) together as a single class with shares of Common Stock, and/or with shares of Preferred Stock (or one or more other series thereof) on all or certain matters presented to the stockholders and/or upon the occurrence of any specified event or condition, and/or (ii) exclusively on certain matters, or, upon the occurrence of any specified event or condition, on all or certain matters. The Board of Directors, in establishing a series of Preferred Stock and fixing the voting rights thereof, may determine that the voting power of each share of such series may be greater or less than the voting power of each share of Common Stock or of any other series of Preferred Stock notwithstanding that the shares of such series of Preferred Stock may vote as a single class with the shares of other series of Preferred Stock and/or with the shares of Common Stock.

     Common Stock. All rights, powers, preferences and privileges not reserved to the Preferred Stock shall be in the Common Stock.

FURTHER RESOLVED, that the Board of Directors of Laser Vision Centers, Inc. deems advisable and proposes that the Certificate of Incorporation of the Corporation be and is hereby amended by adding an Article 8 as follows:

(1)  Except as set forth in Section (2) of this Article 8:

     (a) Any merger or consolidation of the Corporation or any of its subsidiaries with or into any other corporation, or

     (b) Any sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Corporation or any of its subsidiaries to or with any other corporation, person or other entity, or

     (c) Any sale, lease, exchange or other disposition to the Corporation or any of its subsidiaries of any assets, cash, securities or other property of any other corporation, person or other entity in exchange for securities of the Corporation or any of its subsidiaries

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shall require the affirmative vote of the holders of shares representing (i) at least eighty percent (80%) of all classes of stock of the Corporation entitled to vote in the election of directors, considered for the purposes of this
Article 8 as one class, and (ii) at least a majority of all such classes of stock of the Corporation, considered for the purposes of this Article 8 as one class, which are not beneficially owned, directly or indirectly, by such other corporation, person or other entity, if as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or other entity is the beneficial owner, directly or indirectly, of shares possessing ten percent (10%) or more of the votes of the outstanding shares of stock of the Corporation entitled to vote in the election of directors, considered for the purposes of this Article 8 as one class. Such affirmative vote, as provided in this Article 8, shall be in lieu of any lesser vote of the holders of the stock of the Corporation otherwise provided by law or any agreement or contract to which the Corporation is a party, and shall be in addition to any class vote to which any class of stock of the Corporation may be entitled.

(2) The provisions of this Article 8 shall not apply to any transaction described in clauses (a), (b) or (c) of Section (1) of this Article 8 if:

     (a) The Board of Directors of the Corporation shall have approved such transaction prior to the time that such corporation, person or other entity became the beneficial owner, directly or indirectly, of shares possessing ten percent (10%) or more of the votes of all the outstanding shares of stock of the Corporation entitled to vote in the election of directors, or

     (b) A majority of the outstanding shares of stock of such other corporation is owned of record or beneficially, directly or indirectly, by the Corporation or its subsidiaries.

(3) For the purpose of this Article 8, and without limiting the definition of "benefical owner" or "beneficially own", any corporation, person or other entity shall be deemed to be the "beneficial owner" of or to "beneficially own" any share of stock of the Corporation (a) which it has the right to acquire either immediately or at some future date pursuant to any agreement, or upon exercise of coversion rights, warrants or options, or otherwise, or (b) which is "beneficially owned," directly or indirectly (including

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          shares deemed owned through application of the foregoing clause (a) of this Section (3)), by any other corporation, person or other entity either with which it or its "affiliate" or "associate" has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Corporation, or which is its "affiliate" or "associate" as those terms are defined in Rule
          12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect from time to time or any successor provision. Also for purposes of this Article 8, the "outstanding" shares of any class of stock of the Corporation shall include shares deemed owned through the application of the foregoing clauses (a) and
          (b) of this Section (3), but shall not include any other shares which may be issuable either immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise; and the term "substantially all of the property and assets of the Corporation or any of its subsidiaries' shall mean those properties and assets involved in any single transaction or series of related transactions having an aggregate fair market value of more than a majority of the total consolidated assets of the Corporation and its subsidiaries.

          The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article 8, on the basis of information known to the Corporation, whether (i) any corporation, person or other entity "beneficially owns," directly or indirectly, ten percent (10%) or more of the shares of stock of the Corporation entitled to vote in the election of directors, and (ii) any corporation, person or other entity is an "affiliate" or "associate" of another. Any such determination made in good faith shall be conclusive and binding for all purposes of this Article 8.

(4) No amendment to the Articles of Incorporation of the Corporation shall amend, alter, change or repeal any of the provisions of this Article 8 unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of eighty percent (80%) of all classes of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article 8 as one class.

(5) Nothing contained in this Article 8 shall be construed to relieve any such beneficial owner of shares of the

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          Corporation from any fiduciary obligation imposed by law.


     SECOND: That thereafter, at the annual meeting of the shareholders of Laser Vision Centers, Inc. held on September 30, 1994, the necessary number of shares as required by statue were voted in favor of the amendments.

     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of The General Corporation Law of Delaware as amended, and that the capital of Laser Vision Centers, Inc. will not be reduced under or by reason of the amendments.

     IN WITNESS WHEREOF, said Laser Vision Centers, Inc. has caused its corporate seal to be hereto affixed and this certificate to be signed by John J. Klobnak, its Chairman and Chief Executive Officer, and Robert W. May, its Secretary, this 8th day of November, 1994.


                                                LASER VISION CENTERS, INC.

                                                By: /s/ John J. Klobnak
                                                   ---------------------------
                                                   John J. Klobnak, Chairman and
                                                   Chief Executive Officer

Attest

/s/ Robert W. May
-------------------------
Robert W. May, Secretary


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